Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-0000) pertaining to the 2016 Incentive Plan of Charles River Laboratories International, Inc. of our report dated March 17, 2016, with respect to the consolidated financial statements of WRH, Inc. as of December 31, 2015 and 2014 and for the years then ended, included in the Charles River Laboratories International Inc.’s report on Form 8-K/A pertaining to the acquisition of WRH, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Columbus, Ohio

July 13, 2016